9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:
Joe Weigel                                                                                                                        July 29, 2015
Director of Marketing & Communications
(800) CELADON Ext. 7006
(317) 972-7006 Direct
jweigel@celadontrucking.com

CELADON GROUP REPORTS JUNE QUARTER AND FULL FISCAL YEAR RESULTS
AND DECLARES DIVIDEND

INDIANAPOLIS – Celadon Group Inc. (NYSE : CGI) today reported its financial and operating results for the three months and fiscal year ended June 30, 2015, the fourth fiscal quarter of the Company’s fiscal year ended June 30, 2015.

Revenue for the quarter increased $55.9 million, or 28.3%, to $253.3 million in the June 2015 quarter from $197.4 million in the June 2014 quarter.  Freight revenue, which excludes fuel surcharges, increased $62.6 million, or 39.0%, to $223.3 million in the June 2015 quarter from $160.7 million in the June 2014 quarter.  Net income decreased $3.5 million, or 22.6%, to $12.0 million in the 2015 quarter from $15.5 million for the same quarter last year.  Operating Income increased $9.2 million, or 75.4%, to $21.4 million in the June 2015 period from $12.2 million from the same quarter last year.  Earnings per diluted share decreased $0.18, or 27.7%, to $0.47 in the June 2015 quarter from $0.65 for the same quarter last year.  Excluding the $8.8 million in earnings and $0.37 in earnings per share in the prior year related to the sale of the minority ownership interest in TruckersB2B, LLC, net income increased $5.3 million, or 79%, to $12.0 million, and earnings per share increased $0.19, or 68%, to $0.47 in the 2015 quarter.

For the twelve months ended June 30, 2015, revenue increased $141.5 million, or 18.6%, to $900.8 million in 2015 from $759.3 million for the same period last year.  Freight revenue, which excludes fuel surcharges, increased $154.4 million, or 25.1%, to $770.0 million in 2015 from $615.4 million for the same period last year. Operating Income increased $26.4 million or 67.0% to $65.8  million in the June 2015 period from $39.4 million from the same quarter last year.  Net income increased $6.5 million, or 21.2%, to $37.2 million in 2015 from $30.7 million for the same period last year.  Earnings per diluted share increased $0.23, or 17.8%, to $1.52 in 2015 from $1.29 for the same period last year.  Excluding the $8.8 million in earnings and $0.37 in earnings per share in the prior year related to the sale of the minority ownership interest in TruckersB2B, LLC, net income increased $15.3 million, or 70%, to $37.2 million and earnings per share increased $0.60, or 65%, to $1.52 in the 2015 fiscal year.

Paul Will, President and Chief Executive Officer, made the following comments:   “The financial results for the June 2015 quarter and 2015 fiscal year were the best in our history.  Freight demand and capacity were closely aligned during the quarter, which allowed us to provide a high level of service to our customers at an increasing rate level.  Operations, maintenance and fuel expenses all decreased as a percentage of revenue in the June 2015 quarter as compared with the June 2014 quarter, which was a result of a newer fleet with more fuel efficient equipment and the reduction in diesel fuel cost.

“The average age of the company’s tractor fleet was 1.2 years as of June 2015, which is a reduction from 1.8 years in June 2014.   We have completed our tractor equipment refresh and are approximately halfway through our trailer refresh, which has resulted in continued improved fuel economy and lower overall maintenance costs.  Gains on sales of assets were $9.5 million in the June 2015 quarter compared with $2.3 million in the June 2014 quarter.  Included in the gains on sales of assets is equipment sold independent of the disposition of equipment operated in the existing Celadon fleet by Celadon’s wholly owned Quality Equipment Sales and Leasing entity.”

Eric Meek, the Company’s Chief Operating Officer, made the following comments: “Our operating statistics continued to improve during the June 2015 quarter, which we believe is continuing to position the company for future growth. We increased our average seated tractor count by 1,305, or 40.9%, to 4,496 in the June 2015 quarter compared to 3,191 in the June 2014 quarter, a significant operating metric improvement that resulted in increased revenue for the quarter.  This increase was a result of increasing the number of Celadon driving school locations, our successful acquisition strategy and the expansion of our independent contractor fleet.  Our Asset Light revenue increased $10.7 million, or 63.7%, to $27.5 million in the June 2015 quarter from $16.8 million in the same period last year.

“Our primary focus over the past couple of years has been to expand our service offerings to our customers and grow our capacity of seated tractors, which has resulted in freight revenue growth for the June 2015 quarter of approximately 38.9% over the June 2014 quarter.  This growth strategy should position Celadon to better serve our customers, especially in the near future, as we believe truck capacity will continue to tighten for the truckload industry.

“Our average revenue per tractor per week increased $57, or 1.9%, to $3,058 in the June 2015 quarter, from $3,001 in the June 2014 quarter. This was attributable to the increased revenue per loaded mile, which is a combination of rate increases and higher rate levels from acquired businesses.  Our average revenue per loaded mile increased to $1.81 per mile in the June 2015 quarter from $1.62 in the June 2014 quarter.

“We have demonstrated significant growth over the past year in our Quality Equipment Sales and Leasing division, which is reflected in Gain on Disposition of Equipment in our income statement.  We generated approximately $9.5 million in gains in the June 2015 quarter and $23.6 million for the June 2015 fiscal year.  This compares to only $2.3 million in the June 2014 quarter and $6.6 million in the June 2014 fiscal year.”

Bobby Peavler, the company’s Chief Financial Officer, made the following comments: “Our balance sheet remains solid and we retain significant liquidity to support the growth of our business. On June 30, 2015 we had $366.4 million of stockholders’ equity, and our earnings before interest, taxes, depreciation and amortization was $42.7 million in the current June 2015 quarter.  Our cash flow generated from operations will allow us to effectively continue to execute on our growth strategy.

Due to the expedited refresh of our equipment fleet we have approximately $50 million of older Property and Equipment that is anticipated to cycle out of operations over the next few months.  We anticipate paying down debt with the proceeds from these disposals.  Also, with the significant growth of our Quality division, we have reflected in our balance sheet approximately $100 million of Equipment Held for Resale, which we would expect to continue to have a similar amount of assets and corresponding debt related to the on-going equipment inventory required to support the growth of equipment sales within the Quality Division in future periods.”

On July 28, 2015, the Board of Directors approved a regular cash dividend to shareholders for the quarter ending September 30, 2015.  The quarterly cash dividend of two cents ($0.02) per share of common stock will be payable on October 23, 2015 to shareholders of record at the close of business on October 9, 2015.

Conference Call Information

An investor conference call is scheduled for Thursday, July 30 at 11:00 a.m. ET.  Management will discuss the results of the quarter.  To pre-register for the call please follow the links on our website at http://investors.celadontrucking.com.  For those without internet access or unable to pre-register, please dial in by calling 1-866-652-5200 (or 412-317-6060) a few minutes prior to the start time.  A replay will be available through August 28 at http://investors.celadontrucking.com.

Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long-haul, regional, local, dedicated, intermodal, temperature-controlled, flatbed and expedited freight service across the United States, Canada and Mexico. The company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including warehousing and distribution.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars in thousands except per share amounts)
(Unaudited)

	For the three months ended		For the year ended
	June 30,		June 30,
	2015	2014	2015	2014

REVENUE:
Freight revenue	$223,313	$160,662	$769,950	$615,411
Fuel surcharge revenue	29,954	36,724	130,806	143,900
Total revenue	253,267	197,386	900,756	759,311

OPERATING EXPENSES:
Salaries, wages, and employee benefits	72,168	56,432	261,216	209,938
Fuel	31,790	44,391	144,687	171,695
Purchased transportation	79,088	43,334	245,352	173,940
Revenue equipment rentals	570	1,632	7,429	6,621
Operations and maintenance	16,470	12,334	56,237	49,709
Insurance and claims	8,464	4,900	29,091	19,252
Depreciation and amortization	21,560	15,765	75,307	64,472
Communications and utilities	2,251	1,733	8,361	6,409
Operating taxes and licenses	5,061	3,736	16,443	13,275
General and other operating	3,892	3,291	14,457	11,195
Gain on disposition of equipment	(9,468)	(2,340)	(23,619)	(6,629)
Total operating expenses	231,846	185,208	834,961	719,877

Operating income	21,421	12,178	65,795	39,434

Interest expense	2,468	1,227	7,776	5,071
Interest income	---	(4)	(7)	(12)
Other income, net	329	(15,295)	154	(15,996)
Income before income taxes	18,624	26,250	57,872	50,371
Income tax expense	6,589	10,743	20,645	19,690
Net income	$12,035	$15,507	$37,227	$30,681

Income per common share:
Diluted	$0.47	$0.65	$1.52	$1.29
Basic	$0.48	$0.67	$1.56	$1.33

Diluted weighted average shares outstanding	25,808	23,874	24,471	23,755
Basic weighted average shares outstanding	25,270	23,127	23,844	23,014

CELADON GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2015 and June 30, 2014
(Dollars and shares in thousands except par value)

	(unaudited)
	June 30,	June 30,
ASSETS	2015	2014

Current assets:
Cash and cash equivalents	$24,699	$15,508
Trade receivables, net of allowance for doubtful accounts of $1,002 and $942 at June 30, 2015 and June 30, 2014, respectively	130,892	105,968
Prepaid expenses and other current assets	33,267	26,288
Tires in service	1,857	2,227
Equipment for resale	99,826	3,148
Income tax receivable	17,926	6,395
Deferred income taxes	7,083	7,651
Total current assets	315,550	167,185
Property and equipment	936,142	643,888
Less accumulated depreciation and amortization	147,436	151,059
Net property and equipment	788,706	492,829
Tires in service	2,173	2,720
Goodwill	62,154	22,810
Other assets	4,661	5,271
Total assets	$1,173,244	$690,815

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$13,699	$11,017
Accrued salaries and benefits	16,329	13,902
Accrued insurance and claims	14,808	11,568
Accrued fuel expense	10,979	11,306
Accrued purchase transportation	16,259	10,213
Other accrued expenses	62,027	25,490
Current maturities long term debt	948	1,440
Current maturities of capital lease obligations	62,992	67,439
Income taxes payable	---	---
Total current liabilities	198,041	152,375
Capital lease obligations, net of current maturities	366,452	119,665
Long term debt, net of current maturities	133,199	75,436
Other long term liabilities	953	8,061
Deferred income taxes	108,246	76,275
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued and outstanding 28,342 and 24,060 shares at June 30, 2015 and June 30, 2014, respectively	935	794
Treasury stock at cost; 500 and 500 shares at June 30, 2015 and June 30, 2014, respectively	(3,453)	(3,453)
Additional paid-in capital	195,682	107,579
Retained earnings	195,422	160,068
Accumulated other comprehensive loss	(22,233)	(5,985)
Total stockholders' equity	366,353	259,003
Total liabilities and stockholders' equity	$1,173,244	$690,815

Key Operating Statistics

	For the three months ended		For the year ended
	June 30,		June 30,
	2015	2014	2015	2014
Average revenue per loaded mile (*)	$1.805	$1.624	$1.764	$1.613
Average revenue per total mile (*)	$1.613	$1.439	$1.572	$1.419
Average revenue per tractor per week (*)	$3,058	$3,001	$3,056	$2,884
Average miles per seated tractor per week(**)	1,896	2,086	1,944	2,032
Average seated line-haul tractors (**)	4,496	3,191	3,886	3,268
*Freight revenue excluding fuel surcharge.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

Adjusted Trucking Revenue (^)	$208,676	$161,239	$748,195	$633,644
Asset Light Revenue	27,487	16,760	90,722	58,430
Intermodal Revenue	11,024	11,113	36,713	38,846
Other Revenue	6,080	8,274	25,127	28,391
Total Revenue	$253,267	$197,386	$900,756	$759,311
^Trucking Revenue for US, Canada, Mexico. Includes Fuel Surcharge.

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